Exhibit 99.1

#10-03
News Release
CONTACT:
Greg Powell
Vice President, Investor Relations
B/E Aerospace
(561) 791-5000 ext. 1450

B/E AEROSPACE REPORTS FOURTH QUARTER AND FULL YEAR 2009 EPS OF $0.33 AND $1.43,
RESPECTIVELY; FOURTH QUARTER FREE CASH FLOW CONVERSION RATE 160%;
CONFIRMS 2010 OUTLOOK

WELLINGTON, FL, February 2, 2010 – B/E Aerospace (Nasdaq: BEAV), the world’s leading manufacturer of aircraft cabin interior products and the world’s leading distributor of aerospace fasteners and consumables, today announced fourth quarter and full year 2009 financial results.

Except as otherwise noted, the fourth quarter and full year 2008 commentary in this release excludes the impact of the 2008 non-cash intangible assets impairment charge as described in “Reconciliation of Non-GAAP Measures”.

FOURTH QUARTER 2009 HIGHLIGHTS

•	Fourth quarter 2009 revenues of $479.4 million declined 9.0 percent as compared with 2008.

•
Fourth quarter 2009 operating earnings of $71.9 million declined 20.8 percent as compared with fourth quarter 2008 operating earnings.  Adjusting both periods to exclude foreign exchange effects and AIT costs (defined below), fourth quarter 2009 adjusted operating earnings of $77.1 million declined 9.4 percent and the adjusted operating margin of 16.1 percent was essentially flat as compared with the prior year period.

•
Fourth quarter 2009 net earnings were $33.3 million, or $0.33 per diluted share, and include a $0.02 per diluted share debt extinguishment expense related to a $100 million prepayment of long-term debt.

•	Fourth quarter 2009 free cash flow of $53.2 million represented a free cash flow conversion rate of 160 percent of net earnings.

•	Fourth quarter 2009 book-to-bill ratio was in excess of one for the first time in twelve months; spares bookings increased significantly at the commercial aircraft segment.

FULL YEAR 2009 HIGHLIGHTS

•
2009 revenues of $1.94 billion declined 21.1 percent as compared with 2008 proforma revenues.  Proforma 2008 results include the results of the acquired Honeywell Consumables Solutions distribution business (HCS), as if the acquisition had occurred on January 1, 2008.

•
2009 operating earnings of $296.1 million, declined by 24.8 percent as compared with 2008 proforma operating earnings.  Adjusting both periods to exclude foreign exchange effects and AIT costs, 2009 adjusted operating earnings of $325.0 million declined by 16.5 percent as compared with 2008 proforma adjusted operating earnings on the 21.1 percent decline in revenues.   2009 adjusted operating margin of 16.8 percent expanded by 100 basis points compared with proforma 2008 adjusted operating margin.

•
2009 net earnings were $142.0 million, or $1.43 per diluted share, and include a $0.02 per diluted share debt extinguishment expense related to a $100 million prepayment of long-term debt in the fourth quarter.

FOURTH QUARTER CONSOLIDATED RESULTS

Fourth quarter 2009 revenues of $479.4 million declined by $47.4 million, or 9.0 percent, as compared with fourth quarter 2008 revenues of $526.8 million.  The $47.4 million decrease in consolidated revenues was primarily due to a lower level of demand for consumables products and commercial aircraft spares as a result of reduced activity at airline and MRO maintenance facilities, reduced aircraft capacity, and a decrease in revenue passenger miles flown.

Fourth quarter 2009 operating earnings of $71.9 million declined 20.8 percent as compared with fourth quarter 2008 operating earnings of $90.8 million.  Adjusting both periods to exclude foreign exchange effects and AIT costs, fourth quarter 2009 adjusted operating earnings of $77.1 million declined 9.4 percent and the adjusted operating margin of 16.1 percent was essentially flat as compared with the prior year period.

Fourth quarter 2009 net earnings were $33.3 million, or $0.33 per diluted share, and include a $0.02 per diluted share debt extinguishment expense related to a $100 million prepayment of long-term debt.

Commenting on the company’s recent performance, Amin J. Khoury, Chairman and Chief Executive Officer of B/E Aerospace said, “We are pleased to report results for the fourth quarter and full year 2009 somewhat above our guidance of $0.31 and $1.40 per diluted share, respectively.  These results reflect the ongoing difficult operating conditions experienced by our airline customers.  In spite of these trying conditions, we generated strong cash flows, as evidenced by our free cash flow conversion rate of 160 percent, and we strengthened our balance sheet by prepaying $100 million of bank debt.  Importantly, our book-to-bill ratio for the quarter was in excess of one for the first time in twelve months.  We expect to generate a book-to-bill ratio in excess of one during 2010.”

Amounts presented in this earnings release on a proforma basis have been calculated as if the HCS acquisition had occurred on January 1, 2008.  See the table in “Full Year Segment Results” for a presentation of the actual and proforma amounts for 2008.  In addition (i) consolidated adjusted operating earnings and adjusted operating margin, (ii) consumables management segment and commercial aircraft segment adjusted operating earnings and adjusted operating margin, and (iii) free cash flow and free cash flow conversion rate are non-GAAP financial measures.   Full year 2008 and fourth quarter 2008 operating earnings, net earnings and net earnings per diluted share presented in this press release excludes the impact of the non-cash goodwill and intangible asset impairment charge recorded in the fourth quarter of 2008, and are also non-GAAP financial measures.  For more information see "Reconciliation of Non-GAAP Financial Measures."

References to “AIT costs” in this news release refer to the acquisition, integration and transition expenses related to the integration of the HCS business, which was acquired in July 2008, with the company’s consumables management segment.

FOURTH QUARTER SEGMENT RESULTS

The following is a tabular summary and commentary of revenues and operating earnings by segment:

	REVENUES
	Three Months Ended December 31,
	($ in millions)
	2009	2008	% Change
Consumables management	$181.1	$232.5	-22.1%
Commercial aircraft	239.0	233.2	2.5%
Business jet	59.3	61.1	-2.9%
Total	$479.4	$526.8	-9.0%

	OPERATING EARNINGS
	Three Months Ended December 31,
	($ in millions)
	2009	2008	% Change
Consumables management	$34.3	$49.5	-30.7%
Commercial aircraft	31.1	33.5	-7.2%
Business jet	6.5	7.8	-16.7%
Total	$71.9	$90.8	-20.8%

Fourth quarter 2009 consumables management segment revenues of $181.1 million declined 22.1 percent as compared with fourth quarter 2008 revenues of $232.5 million.  The decline in consumables management segment revenues reflects reduced activity at airline and MRO maintenance facilities, reduced aircraft capacity, a decrease in revenue passenger miles flown, and substantially reduced activity at business jet manufacturers.  Fourth quarter 2009 operating earnings declined by 30.7 percent as a result of the lower level of demand in the current year period and a very favorable revenue mix in the prior year period.

Excluding AIT costs, fourth quarter 2009 adjusted operating earnings were $40.5 million, and adjusted operating margin was 22.4 percent, a 170 basis point improvement compared with the immediately preceding quarter.

Fourth quarter 2009 commercial aircraft segment revenues of $239.0 million increased 2.5 percent as compared with the same period in the prior year.  Fourth quarter 2009 operating earnings were $31.1 million or 13.0 percent of revenues as compared with fourth quarter 2008 operating earnings of $33.5 million or 14.4 percent of revenues.  Excluding foreign exchange effects from both periods, 2009 adjusted operating earnings of $30.8 million increased by $9.1 million or 41.9 percent and adjusted operating margin increased by 360 basis points to 12.9 percent reflecting successful cost reduction activities, improved manufacturing efficiencies and an overall favorable mix of products in the current year period.

Fourth quarter 2009 business jet segment revenues of $59.3 million decreased 2.9 percent, and operating earnings of $6.5 million decreased by $1.3 million, as a result of an unfavorable product mix and the negative impact of reduced operating leverage in the current year period.

FULL YEAR CONSOLIDATED RESULTS

For the year ended December 31, 2009, revenues of $1.94 billion declined $518.1 million, or 21.1 percent, as compared with 2008 proforma revenues of $2.46 billion.

2009 operating earnings of $296.1 million, declined by 24.8 percent as compared with 2008 proforma operating earnings of $393.8 million.  Adjusting both periods to exclude foreign exchange effects and AIT costs, 2009 adjusted operating earnings of $325.0 million declined by 16.5 percent on the 21.1 percent decline in revenues.  2009 adjusted operating margin of 16.8 percent expanded by 100 basis points compared with proforma 2008 adjusted operating margin.

2009 net earnings were $142.0 million or $1.43 per diluted share and include a $0.02 per diluted share debt extinguishment expense related to a $100 million prepayment of long-term debt in the fourth quarter.

FULL YEAR SEGMENT RESULTS

The following is a tabular summary and commentary of revenues and operating earnings by segment on an as reported and proforma basis:

	REVENUES
	Year Ended December 31,
	($ in millions)
	2009	2008	2008	% Change
			Proforma	Proforma
Consumables management	$798.1	$697.3	$1,043.1	-23.5%
Commercial aircraft	911.3	1,138.7	1,138.7	-20.0%
Business jet	228.3	274.0	274.0	-16.7%
Total	$1,937.7	$2,110.0	$2,455.8	-21.1%

	OPERATING EARNINGS
	Year Ended December 31,
	($ in millions)
	2009	2008	2008	% Change
			Proforma	Proforma
Consumables management	$151.0	$158.5	$198.5	-23.9%
Commercial aircraft	121.0	158.0	158.0	-23.4%
Business jet	24.1	37.3	37.3	-35.4%
Total	$296.1	$353.8	$393.8	-24.8%

2009 consumables management segment revenues of $798.1 million declined 23.5 percent as compared with 2008 proforma revenues of $1.04 billion.  The decline in consumables management segment revenues reflects reduced activity at airline and MRO maintenance facilities, reduced aircraft capacity, a decrease in revenue passenger miles flown, and substantially reduced activity at business jet manufacturers.  Consumables management segment operating earnings were $151.0 million for 2009.  Excluding AIT costs, 2009 adjusted operating earnings were $170.8 million or 21.4 percent of revenues as compared with 2008 proforma adjusted operating earnings of $208.2 million or 20.0 percent of proforma revenues.

2009 commercial aircraft segment revenues of $911.3 million declined 20.0 percent reflecting retrofit program push outs, reduced activity at airlines and MRO maintenance facilities, reduced aircraft capacity and a decrease in revenue passenger miles flown.  2009 operating earnings were $121.0 million or 13.3 percent of sales as compared with 2008 operating earnings of $158.0 million or 13.9 percent of revenues.  Excluding foreign exchange effects from both periods, 2009 adjusted operating earnings of $130.0 million decreased by 8.1 percent and adjusted operating margin increased by 190 basis points to 14.3 percent in spite of the 20.0 percent decrease in revenues, reflecting successful cost reduction activities, improved manufacturing efficiencies and an overall favorable mix of product revenues during 2009.

2009 business jet segment revenues of $228.3 million decreased 16.7 percent, and operating earnings decreased by $13.2 million, or 35.4 percent, to $24.1 million reflecting an unfavorable product mix, severance costs and the negative impact of reduced operating leverage in 2009.

LIQUIDITY AND BALANCE SHEET METRICS (as of December 31, 2009)

As of December 31, 2009, cash and cash equivalents were $120.1 million and reflect a $100 million prepayment of long-term debt during the fourth quarter of 2009.  Free cash flow in the fourth quarter was $53.2 million, representing a free cash flow conversion rate of 160 percent.  Net debt as of December 31, 2009 was $898.6 million, which represents total debt of $1.02 billion less cash and cash equivalents of $120.1 million.  The company’s 2009 net debt-to-net-capital ratio of 38.3 percent improved by 470 basis points as compared with the prior year.  There were no borrowings outstanding on the company’s $350 million revolving credit facility and the company has no debt maturities until 2014.

Commenting on the company's balance sheet and liquidity, Mr. Khoury stated, "Strong cash flows during the fourth quarter allowed us to prepay $100 million of long-term debt.  In addition, during 2009 we completed our initiative to bring the HCS inventories in-line with our distribution stocking business model.  This effort was the primary driver behind the $73.1 million full year increase in net inventory, all of which occurred in the first half of the year.  With these inventory investments now behind us, we remain confident in our free cash flow outlook and expect a free cash flow conversion rate in excess of 100 percent for the full year 2010."

BOOKINGS

Bookings during the fourth quarter of 2009 were approximately $480 million and represented a book-to-bill ratio of 1 to 1.  Backlog at the end of the quarter was approximately $2.7 billion, a decrease of approximately 7 percent as compared with the company’s December 31, 2008 backlog.

Mr. Khoury commented, “As expected, bookings improved during the fourth quarter of 2009 and represent the first quarterly period with a book-to-bill ratio in excess of one in over a year.  The increase in orders was highlighted by a recently announced order from a major global airline to outfit one of its new B747-8 wide-body aircraft types and to retrofit certain of its existing international wide-body aircraft with B/E Aerospace Super First Class suites.  The total award is in excess of $100 million and deliveries under the retrofit portion of the program are expected to commence early in 2011.  Importantly, we began to see an improvement in bookings for commercial aircraft spares during the fourth quarter which is continuing during the first quarter of 2010.  While consumables bookings during the fourth quarter remained flat at the low rate reached in the third quarter of 2009, consumables bookings in January 2010 have improved significantly versus the run rates experienced over the prior two quarters, providing support for our expectation that demand should improve in 2010 consistent with higher levels of global airline traffic.”

OUTLOOK

Commenting on the company’s outlook, Mr. Khoury stated, “Looking forward, we expect first quarter and full year 2010 earnings per diluted share of approximately $0.32 and $1.40, respectively.  In addition, we expect favorable quarterly earnings comparisons to 2009 beginning in the second quarter of 2010 and to generate free cash flow in excess of 100 percent of net earnings for the full year 2010.  Importantly, based upon discussions with a number of our major customers relative to their planned commercial aircraft spares purchases, along with a marked pick-up in request for quote activity (RFQ), as well as the conversion of a portion of the supplier furnished equipment (SFE) programs awards, which we have already won to purchase orders, we expect a book-to-bill ratio for the full year in excess of 1 to 1 which we believe will drive a significant increase in revenues, earnings and cash flows beginning in 2011.”

The company’s financial guidance for 2010 is as follows:

•
The company expects an expansion in orders and backlog in 2010 due to an expected improvement in demand for consumables and commercial aircraft spares, the conversion of a portion of unbooked SFE awards to bookings and an expected increase in orders for cabin interior products for both new build and retrofit aircraft arising from the recent increase in RFQ activity related thereto.

•
2010 revenues are expected to be approximately $1.85 billion, reflecting a lower level of commercial aircraft and business jet deliveries in 2010 and the weak bookings which the company experienced in 2009.

•	First quarter 2010 earnings per diluted share are expected to be approximately $0.32. The company expects favorable quarterly earnings comparisons to 2009 beginning in the second quarter of 2010.

•
2010 net earnings per diluted share are expected to be flat at approximately $1.40 per diluted share, due to improved margins on the approximately 5 percent lower revenue level.  The 2010 guidance of $1.40 per diluted share includes approximately $0.04 per share for AIT costs which are expected to be incurred during the first half of 2010.

•
2010 free cash flow is expected to be in excess of $140 million reflecting a free cash flow conversion rate in excess of 100 percent for the full year, with weak free cash flow in the first quarter and stronger free cash flow over the balance of the year.

•	The company expects a significant increase in revenues, earnings and cash flows beginning in 2011.

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  Such forward-looking statements include, but are not limited to, B/E Aerospace’s financial guidance and industry expectations for the next several years and the expected benefits from the HCS acquisition.  Such forward-looking statements involve risks and uncertainties.  B/E Aerospace’s actual experience and results may differ materially from the experience and results anticipated in such statements.  Factors that might cause such a difference include changes in market and industry conditions and those discussed in B/E Aerospace’s filings with the Securities and Exchange Commission, which include its Proxy Statement, Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.  For more information, see the section entitled “Forward-Looking Statements” contained in B/E Aerospace’s Annual Report on Form 10-K and in other filings.  The forward-looking statements included in this news release are made only as of the date of this news release and, except as required by federal securities laws, we do not intend to publicly update or revise any forward-looking statements to reflect subsequent events or circumstances.

About B/E Aerospace

B/E Aerospace is the world’s leading manufacturer of aircraft cabin interior products and the world’s leading distributor of aerospace fasteners and consumables.  B/E Aerospace designs, develops and manufactures a broad range of products for both commercial aircraft and business jets.  B/E Aerospace manufactured products include aircraft cabin seating, lighting, oxygen, and food and beverage preparation and storage equipment.  The company also provides cabin interior design, reconfiguration and passenger-to-freighter conversion services.  Products for the existing aircraft fleet – the aftermarket – generate approximately 50 percent of sales.  B/E Aerospace sells and supports its products through its own global direct sales and product support organization.  For more information, visit the B/E Aerospace website at www.beaerospace.com.

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BE AEROSPACE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (UNAUDITED)
(In Millions, Except Per Share Data)

	THREE MONTHS ENDED		YEAR ENDED
	December 31,	December 31,	December 31,	December 31,
	2009	2008	2009	2008

Net sales	$479.4	$526.8	$1,937.7	$2,110.0
Cost of sales	314.3	345.6	1,268.5	1,386.5
Selling, general and administrative	65.2	61.7	270.5	238.3
Research, development and
engineering	28.0	28.7	102.6	131.4
Asset impairment charge	-	390.0	-	390.0

Operating earnings (loss)	71.9	(299.2)	296.1	(36.2)

Operating earnings, as percentage
of net sales	15.0%	N/A	15.3%	N/A

Interest expense, net	20.7	23.1	88.4	48.0
Debt prepayment costs	3.1	-	3.1	3.6

Earnings (loss) before income taxes	48.1	(322.3)	204.6	(87.8)

Income tax expense (benefit)	14.8	(68.7)	62.6	11.6

Net earnings (loss)	$33.3	$(253.6)	$142.0	$(99.4)

Net earnings (loss) per common share:

Basic	$0.34	$(2.59)	$1.44	$(1.05)
Diluted	$0.33	$(2.59)	$1.43	$(1.05)

Weighted average common shares:
Basic	98.9	97.9	98.5	94.3
Diluted	100.0	97.9	99.3	94.3

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BE AEROSPACE, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(In Millions)

	December 31,	December 31,
	2009	2008

ASSETS

Current assets:
Cash and cash equivalents	$120.1	$168.1
Accounts receivable, net	222.5	271.4
Inventories, net	1,247.4	1,197.0
Deferred income taxes, net	12.1	22.1
Other current assets	20.5	24.8
Total current assets	1,622.6	1,683.4
Long-term assets	1,217.5	1,246.7
	$2,840.1	$2,930.1

LIABILITIES AND STOCKHOLDERS’ EQUITY

Total current liabilities	$335.7	$509.7
Total long-term liabilities	1,056.9	1,153.9
Total stockholders' equity	1,447.5	1,266.5
	$2,840.1	$2,930.1

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BE AEROSPACE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(In Millions)

	YEAR ENDED
	December 31,	December 31,
	2009	2008
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings (loss)	$142.0	$(99.4)
Adjustments to reconcile net earnings (loss) to
net cash flows provided by operating activities, net of
effects from acquisition:
Goodwill and intangible asset impairment charge	--	390.0
Depreciation and amortization	49.5	40.7
Deferred income taxes	45.3	(14.7)
Non-cash compensation	24.1	15.5
(Benefit) provision for doubtful accounts	(1.6)	8.7
Loss on disposal of property and equipment	2.8	0.5
Debt prepayment costs	3.1	3.6
Changes in operating assets and liabilities:
Accounts receivable	55.2	(22.2)
Inventories	(73.1)	(262.0)
Other current assets and other assets	16.5	3.9
Payables, accruals and other liabilities	(181.5)	50.9
Net cash flows provided by operating activities	82.3	115.5

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(28.4)	(31.7)
Acquisitions, net of cash acquired	-	(907.5)
Other	(0.9)	(5.2)
Net cash flows used in investing activities	(29.3)	(944.4)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from common stock issued, net of expenses	3.3	3.4
Purchase of treasury stock	(1.7)	(1.3)
Principal payments on long term debt	(104.1)	(152.8)
Debt facility and debt prepayment costs	--	(50.3)
Proceeds from long-term debt	--	1,124.1
Borrowings on line of credit	--	65.0
Repayments on line of credit	--	(65.0)
Net cash flows (used in) provided by financing activities	(102.5)	923.1

Effect of foreign exchange rate changes on cash and
cash equivalents	1.5	(7.7)

Net (decrease) increase in cash and cash equivalents	(48.0)	86.5
Cash and cash equivalents, beginning of year	168.1	81.6
Cash and cash equivalents, end of year	$120.1	$168.1

BE Aerospace
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

This release includes the financial measures “adjusted operating earnings” and “adjusted operating margin” on a consolidated basis and for each of the consumables management and commercial aircraft segments, each of which are “non-GAAP financial measures” as defined in Regulation G of the Securities and Exchange Act of 1934.  We define “adjusted operating earnings” as operating earnings reported under GAAP less (i) in the case of adjusted operating earnings on a consolidated basis the impact of foreign currency translation adjustments, acquisition, integration and transition (AIT) costs related to our acquisition of Honeywell’s Consumables Solutions distribution business (HCS) and, for the 2008 periods, the asset impairment charge described below, (ii) in the case of adjusted operating earnings for the consumables management segment, acquisition, integration and transition (AIT) costs related to our acquisition of Honeywell’s Consumables Solutions distribution business (HCS) and, for the 2008 periods, the asset impairment charge described below and (iii) in the case of adjusted operating earnings for the commercial aircraft segment, the impact of foreign currency translation adjustments and, for the 2008 periods, the asset impairment charge described below.

During the fourth quarter and year ended December 31, 2009, the company incurred $6.2 million and $19.8 million, respectively, of AIT costs relating to the HCS acquisition.

During the fourth quarter of 2008, the company recorded a non-cash, after-tax charge of $300 million for impairment of goodwill and intangible assets (approximately $390 million on a pre-tax basis), in accordance with ASC Topic 350 “Intangibles-Goodwill and Other,” formerly SFAS No. 142, “Goodwill and Other Intangible Assets.”  The impairment charge was primarily driven by adverse equity market conditions that caused a decrease in market multiples and the company’s stock price as of December 31, 2008.  Including the goodwill and intangible assets impairment charge, 2008 fourth quarter and 2008 full year net loss and net loss per diluted share were ($253.6) million and ($99.4) million and ($2.59) and ($1.05) per diluted share, respectively.

We use adjusted operating earnings and adjusted operating margin to evaluate and assess the operational strength and performance of our business and of particular segments of our business.  We believe these financial measures are relevant and useful for investors because it allows investors to have a better understanding of the company’s actual operating performance unaffected by the acquisition, integration and transition costs associated with the HCS acquisition, the impact of foreign currency translation adjustments and asset impairment charge.  These financial measures should not be viewed as a substitute for, or superior to, operating earnings, both on a consolidated and on a segment basis, the most comparable GAAP measures, as a measure of the company’s operating performance.

In addition, this release includes the financial measure "free cash flow," which is also a non-GAAP financial measure.  We define "free cash flow" as net cash flows provided by operating activities less capital expenditures.  We use free cash flow to provide investors with an additional perspective on the company's cash flows provided by operating activities after taking into account reinvestments.  Free cash flow does not take into account debt service requirements and therefore does not reflect an amount available for discretionary purposes.  This release also includes the financial measure “free cash flow conversion rate”, which we define as our free cash flow expressed as a percentage of net earnings.  We use free cash flow conversion rate to provide investors with a measurement of our ability to convert our earnings into free cash flow.

Pursuant to the requirements of Regulation G, the company is providing the following tables which reconcile (i) consolidated operating earnings to consolidated adjusted operating earnings, (ii) consumables management segment operating earnings to adjusted consumables management segment operating earnings, (iii) commercial aircraft segment operating earnings to adjusted commercial aircraft segment operating earnings and (iv) net cash flow provided by operating activities to free cash flow.  In each case, the most comparable GAAP measure has been reconciled to the non-GAAP measure presented in this press release.

RECONCILIATION OF OPERATING EARNINGS TO ADJUSTED OPERATING EARNINGS
(In Millions)

	Three Months Ended		Year Ended
	December 31,	December 31,	December 31,	December 31,
	2009	2008	2009	2008
				Proforma
Operating earnings (loss)	$71.9	$(299.2)	$296.1	$3.8
Asset impairment charge	-	390.0	-	390.0
Operating earnings, excluding impairment	71.9	90.8	296.1	393.8

Foreign exchange translation (benefit) cost	(1.0)	(11.8)	9.1	(14.4)
Acquisition, integration and transition costs	6.2	6.1	19.8	9.7
Adjusted operating earnings	$77.1	$85.1	$325.0	$389.1

RECONCILIATION OF CONSUMABLES MANAGEMENT SEGMENT OPERATING EARNINGS
TO ADJUSTED OPERATING EARNINGS
(In Millions)

	Three Months Ended		Year Ended
	December 31,	December 31,	December 31,	December 31,
	2009	2008	2009	2008
				Proforma
Operating earnings (loss)	$34.3	$(260.7)	$151.0	$(111.7)
Asset impairment charge	-	310.2	-	310.2
Operating earnings, excluding impairment	34.3	49.5	151.0	198.5

Acquisition, integration and transition costs	6.2	6.1	19.8	9.7
Adjusted operating earnings	$40.5	$55.6	$170.8	$208.2

RECONCILIATION OF COMMERCIAL AIRCRAFT SEGMENT OPERATING EARNINGS
TO ADJUSTED OPERATING EARNINGS
(In Millions)

	Three Months Ended		Year Ended
	December 31,	December 31,	December 31,	December 31,
	2009	2008	2009	2008
Operating earnings (loss)	$31.1	$(46.3)	$121.0	$78.2
Asset impairment charge	-	79.8	-	79.8
Operating earnings, excluding impairment	31.1	33.5	121.0	158.0

Foreign exchange translation (benefit) cost	(0.3)	(11.8)	9.0	(16.6)
Adjusted operating earnings	$30.8	$21.7	$130.0	$141.4

RECONCILIATION OF NET CASH FLOW FROM OPERATIONS TO FREE CASH FLOW
(In Millions)

Three Months Ended
December 31,
2009
Net cash flow provided by operating activities	$59.8
Less: capital expenditures	(6.6)
Free cash flow	$53.2

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